SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



      --------------------------------------------------------------


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):           October 12, 1999
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                           Merrill Lynch & Co., Inc.
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           (Exact Name of Registrant as Specified in its Charter)

    Delaware                    1-7182                               13-2740599
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 (State or Other               (Commission                   (I.R.S. Employer
  Jurisdiction of              File Number)                  Identification No.)
  Incorporation)

World Financial Center, North Tower, New York, New York              10281-1332
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(Address of Principal Executive Offices)                             (Zip Code)

Registrant's telephone number, including area code:              (212) 449-1000
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        (Former Name or Former Address, if Changed Since Last Report)

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Item 5.  Other Events
---------------------

Filed herewith is the Preliminary Unaudited Earnings Summary, as contained in a press release dated October 12, 1999, for Merrill Lynch & Co., Inc. ("Merrill Lynch") for the three- and nine-month periods ended September 24, 1999. The results of operations set forth therein for such periods are unaudited. All adjustments, consisting only of normal recurring accruals, that are, in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented have been included. The nature of Merrill Lynch's business is such that the results for any interim period are not necessarily indicative of the results for a full year.

Preferred stockholders' equity, common stockholders' equity, long-term borrowings, preferred securities issued by subsidiaries, and book value per common share as of September 24, 1999 were approximately $425 million, $11.7 billion, $55.4 billion, $2.7 billion, and $31.47, respectively.

On October 12, 1999, Merrill Lynch reported quarterly earnings of $572 million, its highest third quarter ever, up $447 million from the 1998 third quarter - excluding the $288 million after-tax ($430 million pre-tax) special provision in the year ago quarter for costs related to staff reductions. Basic and diluted earnings per common share were $1.52 and $1.34, respectively, versus $0.32 and $0.28 in the 1998 third quarter, excluding the special provision.

Annualized return on average common equity was approximately 20.2% for the 1999 third quarter, compared with 4.8% in the 1998 third quarter (excluding the special provision) and 25.4% in the 1999 second quarter.

On a cash basis, which excludes goodwill amortization, net earnings for the 1999 third quarter were $629 million. On the same basis, diluted earnings per common share were $1.48 and return on average common equity was approximately 21.3%.

Net earnings for the first nine months were a record $1.9 billion, 56% above the corresponding 1998 period, excluding the special provision. On a comparable basis, nine-month 1999 earnings per common share were $4.97 basic and $4.36 diluted, versus $3.27 basic and $2.85 diluted in the corresponding 1998 period. Annualized return on average common equity was approximately 23.3%.

Cash basis net earnings for the first nine months of 1999 were $2.0 billion. On the same basis, diluted earnings per common share were $4.77 and return on average common equity was approximately 24.4%.



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Net revenues  rose 37% from the 1998 third  quarter to $5.3 billion as principal transactions revenues and net interest were sharply higher and investment banking revenues and asset management and portfolio service fees reached record levels.

Commissions revenues were down 1% from the 1998 third quarter to $1.4 billion.

Principal transactions revenues were $1.1 billion, up $780 million from the 1998 third quarter, when global market conditions negatively impacted debt trading revenues. Equity trading revenues increased from the 1998 third quarter as higher revenues from equity derivatives and US equities more than offset a decline in non-US equity trading activity. Principal transactions revenues were virtually unchanged from the 1999 second quarter.

Investment banking revenues increased 33% from the 1998 third quarter to $948 million, led by higher underwriting revenues and record strategic services fees. Both equity and debt underwriting revenues were up compared with the year ago period, benefiting from improved market share and more favorable market conditions. Strategic services revenues increased significantly from both the 1998 third quarter and 1999 second quarter due to higher levels of merger and acquisition activity, particularly in Europe.

Asset management and portfolio service fees rose 13% from the 1998 third quarter to a record $1.2 billion. Higher portfolio service fees resulted in part from an increase in the number of fee-based accounts during the quarter, including those related to Merrill Lynch Consults (Registered Trademark) and Unlimited Advantage (Service Mark), Merrill Lynch's new fee-based financial service. Total assets in fee-based accounts totaled $117 billion at quarter end. Asset management fees were also up 9%, as assets under management grew 10% to $514 billion at the end of the third quarter from $467 billion a year ago.

Other revenues declined 23% to $117 million, due in part to lower net realized investment gains and the 1998 third quarter gain on the sale of a residential real estate subsidiary.

Net interest profit was $521 million, up sharply from the 1998 third quarter, primarily as a result of lower funding costs, changes in asset composition, and a steepening yield curve.

Non-interest expenses, excluding compensation costs, were up 1% from the 1998 third quarter (excluding the special provision) and were down 3% from the 1999 second quarter.

Compensation and benefits, the largest expense category, rose $737 million from the 1998 third quarter, or 37%, to $2.7 billion as increased profitability led to significantly higher incentive compensation. Increased headcount also contributed to the increase. Compensation and benefits as a percentage of net revenues was 52.1% for the 1999


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third  quarter and 51.6% for the 1999 nine  months,  in line with the ratios for each of the last three years.

Communications and technology costs and occupancy and related depreciation expense were $481 million and $230 million, respectively - both virtually unchanged from a year ago.

Advertising and market development expense was $190 million, down 6% from the 1998 third quarter, principally due to reductions in sales promotion and global travel and entertainment expenses. Brokerage, clearing, and exchange fees decreased 9% to $170 million due in part to lower global trading volume. Professional fees were $144 million, down 13% from the 1998 third quarter.

Goodwill amortization was $57 million in the 1999 third quarter. Other expenses were $359 million, up 23% from a year ago, due in part to higher provisions related to various business matters.

For the third quarter of 1999, the effective tax rate was 30.4%, comparable to the 30.0% in the second quarter of 1999. The year-to-date effective tax rate was 31.5%.




Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits
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         (c)      Exhibits
                  --------

                  (99)     Additional Exhibits

                           (i) Preliminary Unaudited Earnings Summary for the three- and nine-month periods ended September 24, 1999.




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                                 SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                           MERRILL LYNCH & CO., INC.
                                ------------------------------------------------
                                                (Registrant)




                                By:      /s/ E. Stanley O'Neal
                                     -------------------------------------------
                                             E. Stanley O'Neal
                                             Executive Vice President and
                                             Chief Financial Officer



Date:  October 12, 1999



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                                  EXHIBIT INDEX
                                  -------------


Exhibit No.      Description                                              Page
-----------      -----------                                              ----

(99)             Additional Exhibits

                 (i)   Preliminary Unaudited Earnings Summary for the      7-8
                       three- and nine-month periods ended
                       September 24, 1999.



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